Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued (i)(a) our report dated March 9, 2012 with respect to the consolidated financial statements and schedule included in the Annual Report of Independence Realty Trust, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2011, (b) our report dated January 4, 2012 with respect to the statements of revenue and certain expenses of a property referred to as Centrepoint Apartments for the year ended December 31, 2010 and (c) our report dated October 29, 2012 with respect to the statement of revenue and certain expenses of a property referred to as Runaway Bay Apartments for the year ended December 31, 2011, all of which are incorporated by reference in this Registration Statement and Prospectus and (ii) our report dated April 7, 2011 with respect to the combining statements of revenues and certain expenses of the properties referred to as Crestmont Apartments, Cumberland Glen Apartments, Copper Mill Apartments, Heritage Trace Apartments, Belle Creek Apartments and Tresa at Arrowhead for the years ended December 31, 2010 and 2009 included in this Registration Statement and Prospectus. We consent to the use of the aforementioned reports incorporated by reference or included in this Registration Statement and Prospectus and to the use of our name under the caption “Experts.”

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

January 11, 2013